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EXHIBIT 11-  Statement Re: Computation of Per Share Earnings

CARROLLTON BANCORP






                            Quarter Ended          Six Months Ended
                               June 30                 June 30
                       ----------------------  ------------------------
                          1996        1995        1996         1995
                       ----------  ----------  -----------  -----------
Average Shares
 Outstanding (A)       1,328,565   1,339,000    1,328,565    1,343,472
                       ----------  ----------  -----------  -----------
                       ----------  ----------  -----------  -----------



Net income              $489,658    $455,325     $974,932     $837,418

Divide by average
 shares
 outstanding           1,328,565   1,339,000    1,328,565    1,343,472
                       ----------  ----------  -----------  -----------
Earnings
 per share                 $0.37       $0.34        $0.73        $0.63
                       ----------  ----------  -----------  -----------
                       ----------  ----------  -----------  -----------



(A) Adjusted to reflect the effect of a 2% stock dividend declared January 17, 1996. Shares have decreased as a result of the repurchase and retirement of 20,870 shares in May, 1995.


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